EXHIBIT 99.1

[XTO Logo Here]	NEWS RELEASE

For Immediate Release

Number: 04-32

XTO ENERGY SELLS $350 MILLION IN SENIOR NOTES

FORT WORTH, TX (September 20, 2004)—XTO Energy Inc. (NYSE-XTO) today announced it has priced a private offering of $350 million of Senior Notes due January 31, 2015, which will be eligible to trade pursuant to Rule 144A. The notes were issued at 99.918% of par with a coupon of 5.000% to yield 5.011% to maturity. Proceeds of the offering will repay bank debt incurred to finance the Company’s recently completed acquisitions. The offering is expected to close on September 23, 2004.

These senior notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This announcement does not constitute an offer to sell or a solicitation of an offer to buy the senior notes.

XTO Energy Inc. is a premier domestic natural gas and oil producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties and activities are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Louisiana, Kansas, Wyoming, Colorado, Utah and Alaska.

Contact:	Louis G. Baldwin Executive Vice President & CFO XTO Energy Inc. 817/870-2800	Gary D. Simpson Vice President—Investor Relations XTO Energy Inc. 817/870-2800

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.